Exhibit 10.18

STATE OF NORTH CAROLINA	FIRST AMENDMENT
TO LEASE AGREEMENT
COUNTY OF MECKLENBUR	(THE PARK - HUNTERSVILLE)

THIS FIRST AMENDMENT TO LEASE AGREEMENT (the “First Amendment”) made and entered into as of the ___ day of______, 20___, by and between BANK OF AMERICA, N.A., AS TRUSTEE FOR THE BANK OF AMERICA PENSION PLAN (“Landlord”), and EXECUTIVE REVENUE CYCLE PARTNERS, LLC, a Delaware limited liability company d/b/a ENSEMBLE HEALTH PARTNERS (“Tenant”):

WITNESSETH:

WHEREAS, Landlord and Tenant have entered into that certain lease agreement dated as of March 24, 2016 (the “Lease”) regarding that certain and approximately 30,870 rentable square feet (commonly referred to as Suite 200) (the “Original Premises”) located in a building known as the Alexander Building (the “Building”) on a tract of land located in The Park—Huntersville at 13620 Reese Boulevard, Huntersville, North Carolina 28078, as said Original Premises is more particularly described in the Lease; and

WHEREAS, Landlord and Tenant have agreed upon certain matters and desire to modify the provisions of the Lease related to expanding the Original Premises and certain additional modifications to the Lease;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Defined Terms. Unless otherwise specifically defined herein, capitalized terms used herein shall have the same meanings as set forth therefor in the Lease.

2. Premises.

(a) Effective as of March 1, 2018 (the “Expansion Space Delivery Date”), the Original Premises under the Lease shall be expanded to include that certain approximately 15,895 rentable square feet of space commonly referred to as Suite 400 in the Alexander Building, and as more particularly shown on Exhibit “A” attached hereto (the “Expansion Space”). Landlord shall deliver the Expansion Space on the Expansion Space Delivery Date in broom clean condition, along with all of the existing component furniture (workstations) and furnishings, chairs, files, and spare component parts as currently located in the Expansion Space, and same shall be for Tenant’s full use and ownership.

(b) Effective as of the Expansion Space Delivery Date, the Expansion Space shall be deemed to be a part of the “Premises” under the Lease for all purposes thereunder, other than the Minimum Rental payable regarding the Expansion Space during the balance of the initial term, which payments shall be as set forth in numbered Paragraph 5 herein below. Such delivery of the Expansion Space on the Expansion Space Delivery Date and prior to rent commencement regarding such space, is for the purpose of allowing Tenant to make improvements to such space prior to their estimated occupancy date of said space for business purposes.

3. Tenant Improvements. Landlord and Tenant hereby agree that Landlord shall not be constructing improvements to the Expansion Space on Tenant’s behalf. If improvements are desired by Tenant to be constructed in the Expansion Space, (A) Tenant will be responsible for such construction (using contractors) reasonably approved by Landlord), and (B) Tenant will prepare preliminary plans for any such improvements for Landlord’s review and reasonable approval and, once approved, prepare applicable construction documents and specifications for the Expansion Space (the “Expansion Space Documents”) (consistent with such approved preliminary plans) to be approved by Landlord (such approval not be unreasonably withheld, conditioned, or delayed) (collectively, “Tenant’s Work”). Landlord will provide Tenant a maximum improvement allowance of Five Hundred Fifty-Six Thousand Three Hundred Twenty- Five and No/100 Dollars ($556,325.00) (the “Tenant Improvement Allowance”). Such Tenant Improvement Allowance is to be applied against all hard and soft constructions costs and such other costs as are reasonably related to Tenant’s use and occupancy of the Expansion Space, which costs include, but are not limited to, costs associated with the preparation and procurement of construction documents and permits, labor, materials, and construction management fees as incurred to construct the Tenant’s Work. Landlord shall reimburse Tenant (i) with respect to construction costs, on the completion of Tenant’s Work and delivery of a final certificate of occupancy for the Expansion Space within twenty (20) days following written demand (and reasonable documentation thereof) for any costs incurred by Tenant to construct the Tenant’s Work, up to the maximum amount of the Tenant Improvement Allowance, and (ii) with respect to other costs, within twenty (20) days following written demand. In the event the actual cost requested by Tenant and reimbursed by Landlord in accordance with the preceding sentence is less than the Tenant Improvement Allowance, at Tenant’s request, such difference shall be paid by Landlord to Tenant. For clarity, should Tenant elect to not perform any Tenant Work, Tenant shall provide written notice of such fact to Landlord and Landlord will pay Tenant an amount equal to the Tenant Improvement Allowance within thirty (30) days of receipt of such notice.

4. Minimum Rental. Tenant shall continue to pay Minimum Rental regarding the Original Premises as set forth in the Lease. Effective as of the June 1, 2018, Tenant shall pay the amounts set forth in the table below as Minimum Rental payable with respect to the Expansion Space:

Expansion Space Minimum Rental
Pertinent Dates	Monthly Rental	Annual Rental
June 1,2018-May 31, 2019	$27,286.42	$327,437.04
June 1,2019-May 31, 2020	$28,105.01	$337,260.12
June 1,2020-May 31, 2021	$28,948.16	$347,377.92
June 1, 2021 - October 31, 2021	$29,816.60	$357,799.20

Each such monthly installment of Minimum Rental regarding the Expansion Space shall be payable in advance on or before the first (1st) of each month.

5. Tenant’s Share of Operating Expenses. From and after _____, 20___, Tenant’s “proportionate share” of increases in Operating Expenses regarding the Expansion Space shall be twelve and 99/100ths percent (12.99%) of such increases over a Base Year of 2018.

6. Brokers. Landlord and Tenant represent and warrant each to the other that they have not dealt with any real estate broker or any other person claiming entitlement to any commission in connection with this First Amendment except Spectrum Properties Management Company (the “Broker”) and Cushman & Wakefield (the “Co-Broker”). Landlord and Tenant agree to indemnify and hold each other harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of their respective actions in connection with this Lease except as to Broker and Co-Broker. Landlord agrees to be responsible for the leasing commission due Broker relative to this First Amendment pursuant to a separate agreement between Landlord and Broker, and to hold Tenant harmless respecting same, and Broker shall be responsible for payment of any applicable commission to Co-Broker, pursuant to a separate agreement between Broker and Co-Broker.

7. Parking. Effective as of the June 1, 2018, the references in Section 1(a) of Exhibit E to the Lease to “one hundred fifty-four (154)” parking spaces and parking passes shall be increased by 60 total spaces, from 154 to 214 total spaces.

8. Ratification and Estoppel. The Lease, as amended by this First Amendment, shall remain enforceable in accordance with its terms. As amended by this First Amendment, the terms and provisions of the Lease are hereby ratified and affirmed in all respects. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions in this First Amendment shall prevail. Whether or not specifically amended by the provisions of this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment. Landlord and Tenant hereby affirm that, as of the date hereof, no breach or default by either party has occurred and that the Lease, and all of its terms, conditions, covenants, agreements and provisions, as hereby modified, are in full force and effect with no defenses or offsets thereto.

9. Authority. Tenant hereby represents and warrants that (a) the person executing this First Amendment on behalf of Tenant is duly authorized and empowered to execute same, (b) the Tenant has full right and authority to enter into this First Amendment, and (c) upon full execution, this First Amendment constitutes the valid and binding obligations of the Tenant, as herein provided. Landlord hereby represents and warrants that (a) the person executing this First Amendment on behalf of Landlord is duly authorized and empowered to execute same, (b) the Landlord has full right and authority to enter into this First Amendment, and (c) upon full execution, this First Amendment constitutes the valid and binding obligations of the Landlord, as herein provided.

10. Counterparts. This First Amendment may be executed in one or more counterparts; each such counterpart shall constitute an original, and all of which counterparts together shall comprise but one and the same instrument. Furthermore, the parties agree that (i) this First Amendment may be transmitted between them by electronic mail and (ii) electronic signatures (including electronic copies of manual signatures) shall have the effect of original signatures relative to this First Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

LANDLORD:
BANK OF AMERICA, N.A., AS TRUSTEE FOR
THE BANK OF AMERICA PENSION PLAN

By:	/s/ Addison B. Causey Jr.
Name:	Addison B. Causey Jr.
Title:	Senior Vice President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

TENANT:
EXECUTIVE REVENUE CYCLE PARTNERS, LLC, a Delaware limited liability company, d/b/a ENSEMBLE HEALTH PARTNERS

By:	/s/ Shannon White
Name:	Shannon White
Title:	President & COO